EXHIBIT 10.2

Execution Version

TAX CREDIT TRANSFER AGREEMENT
(Variable)

entered into by and between

FIRST SOLAR, INC., as Seller
and
FISERV, INC., as Purchaser

dated as of December 22, 2023

-i-

TABLE OF CONTENTS
(continued)

Exhibit A    Form of Payment Date Certificate
Exhibit B    Reserved
Exhibit C    Form of Effective Date Certificate (Seller)
Exhibit D    Form of Effective Date Certificate (Purchaser)
Exhibit E    Form of Transfer Election Statement

-ii-

TAX CREDIT TRANSFER AGREEMENT
(Variable)
This TAX CREDIT TRANSFER AGREEMENT (Variable) (this “Agreement”) is made and entered into as of December 22, 2023 (the “Effective Date”), by and between First Solar, Inc., a Delaware corporation (“Seller”), and Fiserv, Inc. a Wisconsin corporation (“Purchaser” and together with Seller, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, Seller desires to sell, and Purchaser desires to purchase, up to $200,000,000 of Tax Credits (as defined below) generated by Eligible Transactions (as defined below), on the terms and conditions set forth in this Agreement; and
WHEREAS, Seller and Purchaser are also parties to that certain Tax Credit Transfer Agreement (Fixed), dated as of the Effective Date (the “Fixed Transfer Agreement”), pursuant to which the Fixed Transfer Credits (as defined below) will be transferred on the terms set forth therein, with such Fixed Transfer Credits being separate and distinct from the 2023 Tax Credits (as defined below) under this Agreement.
NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:
Article I
CONTRACTUAL AGREEMENT
1.1.No Partnership Intended.
The Parties do not intend for this Agreement to create a partnership, limited partnership, joint venture or limited liability company agreement, and this Agreement shall not be construed to suggest otherwise. The Parties intend that this Agreement is purely an arm’s-length contract to facilitate the purchase and sale of Tax Credits and the associated duties and obligations of the Parties.
1.2.No Security Intended.
Notwithstanding any representations, warranties, or covenants regarding securities laws, registration, or qualifications for exemptions therefrom, the Parties do not intend for any Tax Credits to constitute a security, derivative, commodity for future delivery, or any other security or financial instrument within the meaning of 12 U.S. Code §1851, and this Agreement shall not be construed to suggest otherwise. No Party to this Agreement is in the business of purchasing Tax Credits for purposes of resale. Seller shall not have any obligation to purchase, repurchase, or otherwise acquire the Tax Credits under any circumstances after they have been acquired by Purchaser.

Article II
DEFINED TERMS AND RULES OF INTERPRETATION
2.1        Definitions.
In addition to the defined terms set forth in the Preamble and Recitals, the following defined terms used in this Agreement shall have the meanings specified below.
“2023 Tax Credit Amount” means an amount equal to the difference of (i) the aggregate amount of Tax Credits minus (ii) the amount of the Fixed Transfer Credits, as determined by Seller and noticed to Purchaser on or prior to the Trigger Date pursuant to Section 5.1(i); provided, that in no event shall the 2023 Tax Credit Amount exceed $200,000,000.
“2023 Tax Credits” means Tax Credits in an amount equal to the 2023 Tax Credit Amount, which, for the avoidance of doubt, does not include any Fixed Transfer Credits.
“Affiliate” means, with respect to any specified Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns more than ten percent (10%) of the voting securities of the specified Person, if the specified Person owns more than ten percent (10%) of the voting securities of such Person, or if more than ten percent (10%) of the voting securities of the specified Person and such Person are under common control.
“After-Tax Basis” means, with respect to any applicable payment, the amount of the payment shall be treated as includable in taxable income of the Party to such extent and increased by the amount of any tax treated as paid by the Party or its Affiliates on the receipt or accrual of the payment using the highest marginal combined federal, state, and local tax rate.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means, as to any Person, any treaty, constitution, law, statute, ordinance, rule, order, decree, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Authority, in each case, applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.
“Bankruptcy” or “Bankrupt” as to any Person means (i) the filing by such Person of a voluntary case or the seeking of relief under the Bankruptcy Code, (ii) the making by such Person of a general assignment for the benefit of its creditors, (iii) the admission in writing by such Person of its inability to pay its debts as they mature, (iv) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (v) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, (vi) an involuntary case is commenced against such Person by the filing of a petition under the Bankruptcy Code and within sixty (60) days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (vii) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days, or (viii) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of such Person under any such law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.
“Bankruptcy Code” means any and all sections and chapters of Title 11 of the United States Code, as in effect from time to time.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of succeeding law.
“Compliance Period” means the seventh (7th) anniversary of the Effective Date.
“Conditions Precedent” has the meaning set forth in Section 3.3.
“Credit Amount” means (i) in the case of PV Wafers, $12 per square meter, (ii) in the case of PV Cells, $0.04 multiplied by the capacity of such cell (expressed on a per direct current watt basis), and (iii) in the case of Solar Modules, $0.07 multiplied by the capacity of such module (expressed on a per direct current watt basis), determined and substantiated in accordance with Section 45X.
“Damages” means all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, taxes, penalties, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the preservation or enforcement of rights under this Agreement, audit, examination, investigation, trial, defense, assessment or otherwise), of any nature whatsoever and including, for the avoidance of doubt, any excessive credit transfer amount under Section 6418(g)(2)(A) of the Code.
“Default Rate” means a per annum rate of interest equal to two (2%) percent over the prime lending rate as published from time to time in The Wall Street Journal under “Money Rates” on such day (or if not published on such day, on the most recent preceding day on which published), but in no event to exceed the maximum lawful rate.
“Effective Date” has the meaning set forth in the Preamble.

“Eligible Components” means the PV Wafers, the PV Cells, and the Solar Modules.
“Eligible Facility” means the location in which the Production by the Seller of the Eligible Components occurred with respect to the Eligible Transactions.
“Eligible Taxpayer” has the meaning ascribed to such term in Section 6418(f)(2) of the Code.
“Eligible Transaction” means the Production of an Eligible Component by Seller in the United States during the calendar year 2023 (for the avoidance of doubt, an Eligible Component may have started its Production prior to December 31, 2022, provided the completion of Production of such Eligible Component occurs after December 31, 2022) and the sale of such Eligible Component (directly or indirectly via being incorporated into another Eligible Component) by Seller to an Unrelated Person during the calendar year 2023 in Seller’s Trade or Business.
“Fee Letter” means that certain letter agreement concerning payment of fees incidental to the transactions contemplated hereby and by the Fixed Transfer Agreement, as disclosed in writing between the Parties on or prior to the Effective Date.
“Final Determination” means (i) the conclusion of all administrative or judicial appeals permitted by Section 7.1(c) or the expiration of the time for filing an appeal; (ii) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with an administrative or judicial proceeding; (iii) the expiration of the time for instituting a suit with respect to a claimed deficiency; or (iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.
“Fixed Transfer Agreement” has the meaning given in the Recitals.
“Fixed Transfer Credits” means the Tax Credits transferred from Seller to Purchaser pursuant to the Fixed Transfer Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States and consistently applied.
“Governmental Approval” means all permits, licenses, approvals and authorizations of any Governmental Authority.
“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, county or municipality or other political subdivision thereof, or any regulatory, administrative or other department, agency (including the IRS), or any political or other subdivision, department or branch of any of the foregoing, and any electric reliability organization (including the North American Electric Reliability Corporation and any regional entity exercising delegated authority thereunder, including Texas Reliability Entity, Inc.), any regional transmission organization or independent system operator (including ERCOT).

“IRS” means the United States Internal Revenue Service and any successor Governmental Authority.
“IRS Portal” means the electronic portal described in Temporary Treasury Regulations Section 1.6418-4T(b)(1).
“Knowledge” or “knowledge” means (i) as to any Person (other than a natural person), the actual knowledge of the officers of such Person having responsibility for and direct involvement in the transactions contemplated by the Agreement and (ii) in respect of any Person who is a natural Person, the actual knowledge of such Person.
“Loss Event” means, with respect to Purchaser, any disallowance or lack of the right to claim all or any portion of the 2023 Tax Credits purchased pursuant to this Agreement.
“Material Adverse Effect” means (i) with respect to either Party, any material adverse effect on the business, assets, results of operations or financial condition of such Party, and (ii) otherwise, any change, circumstance or event that, in the aggregate, would reasonably be expected to have a material adverse effect on the amount or availability of 2023 Tax Credits transferred by Seller to the Purchaser.
“Non-Payment Amount” has the meaning given in Section 3.2.
“Notice” means a writing containing the information required by this Agreement to be communicated to a Party and either given by U.S. registered or certified mail, return receipt requested, with postage prepaid (except in the event of a postal disruption, by strike or otherwise, in the United States), or sent by facsimile promptly confirmed in writing, or sent by personal delivery by a nationally recognized courier service for next day delivery, or sent by electronic mail; provided, that any written communication containing such information sent to such Party actually received by such Party shall constitute Notice for all purposes of this Agreement.
“Parties” has the meaning given in the Preamble.
“Payment Date” means April 15, 2024; provided, that the Conditions Precedent have been satisfied or waived.
“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.
“Produce”, “Produces”, “Produced”, “Production” has the meaning set forth in Section 45X.
“Purchase Price per Tax Credit” means $0.96 per $1.00 of Tax Credits.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Claims” has the meaning set forth in Section 7.1.

“PV Cell” means a photovoltaic cell within the meaning of Section 45X.
“PV Wafer” means a photovoltaic wafer within the meaning of Section 45X.
“Section 45X” means Section 45X of the Code and any proposed, temporary or final regulations issued thereunder.
“Seller” has the meaning set forth in the Preamble.
“Solar Module” means a solar module within the meaning of Section 45X.
“Tax Credits” means advanced manufacturing production tax credits generated by the Eligible Transactions pursuant to Section 45X. For the avoidance of doubt, Tax Credits do not include any advanced manufacturing production tax credits generated with respect to the production of any applicable critical minerals within the meaning of Section 45X.
“Tax Proceeding” has the meaning set forth in Section 7.1(c)(i).
“Tax Return” has the meaning set forth in Section 6.2.
“Trade or Business” means a trade or business within the meaning of Section 45X.
“Transfer Election Statement” means a form filed by Seller and Purchaser with their applicable tax returns in substantially the same form as Exhibit E.
“Treasury Regulations” means the final and temporary regulations promulgated from time to time under the Code.
“Trigger Date” means January 20, 2024.
“Unrelated Person” means a Person who is not a “related person” within the meaning of Section 45X.
2.2        Rules of Interpretation.
(a)All terms in this Agreement shall have the defined meanings when used in any certificate or other document made available or delivered pursuant hereto unless otherwise defined therein.
(b)Accounting terms not defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement shall control.
(c)The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)The term “including” shall mean “including without limitation”.
(e)The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
(f)Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
(g)Any references to a Person are also to its permitted successors and assigns.
(h)All Article and Section titles or captions contained in this Agreement or in any Exhibit referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement, as applicable, and all references herein to Exhibits are to Exhibits to this Agreement.
(i)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(j)All references contained in this Agreement, including any Exhibit, or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.
Article III
PURCHASE OF TAX CREDITS
3.1        Purchase of Tax Credits; Purchase Price.
On the Effective Date, Purchaser commits to purchase, and Seller commits to sell, the 2023 Tax Credits. The purchase price for the 2023 Tax Credits (the “Purchase Price”) will be an amount equal to the product of (a) the 2023 Tax Credit Amount multiplied by (b) the Purchase Price per Tax Credit.
3.2        Payment of Purchase Price.
Purchaser shall pay the Purchase Price, in full, in cash, on the Payment Date to Seller by wire transfer of immediately available funds into an account of Seller as designated in writing to Purchaser prior to the Effective Date. If Purchaser fails to timely pay the Purchase Price, then (a) Seller may immediately terminate this Agreement in accordance with Section 8.1 without any liability and (b) Seller shall be entitled to a payment in an amount equal to [omitted] percent ([omitted]%) of the Purchase Price as liquidated damages (the “Non-Payment Amount”), which

Non-Payment Amount shall be paid in cash by Purchaser within five (5) Business Days after the date of such payment default by Purchaser. The Parties intend for the Non-Payment Amount to be a reasonable estimate of damages and not a penalty.
3.3        Payment Date Conditions.
The obligation of Purchaser to pay Seller the Purchase Price shall be conditioned upon the satisfaction (or waiver by Purchaser, in its sole discretion) of the following conditions (the “Conditions Precedent”):
(a)each of the representations and warranties of Seller set forth in Article IV shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which shall be true and correct in all respects) on the Payment Date, in each case except to the extent that any such representation or warranty was expressly made only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which shall be true and correct in all respects);
(b)Seller shall have performed or complied in all material respects with the covenants applicable to it that are required by this Agreement to be performed or complied with by Seller on or before the Payment Date;
(c)Purchaser shall receive a draft Transfer Election Statement for each Eligible Facility that has been completed with as much information as is readily available at the time of Payment Date; and
(d)Purchaser shall receive a certificate dated as of the Payment Date and executed by a duly authorized signatory of Seller in substantially the form attached as Exhibit A.
3.4        Effective Date Conditions.
On or prior to the Effective Date:
(a)Purchaser shall receive a certificate dated as of the Effective Date and executed by a duly authorized signatory of Seller in substantially the form attached as Exhibit C; and
(b)Seller shall receive a certificate dated as of the Effective Date and executed by a duly authorized signatory of Purchaser in substantially the form attached as Exhibit D.
3.5        Late Payments.
Without limiting any other rights provided for herein, any amount under this Agreement that is not paid by the applicable Party by the applicable due date therefor will be deemed delinquent and will accrue interest at the Default Rate, calculated from and including the applicable due date to but excluding the date paid.

3.6        Taxes.
Each Party will be responsible for the taxes levied upon it by any Governmental Authority. Seller will pay or cause to be paid all sales and other taxes imposed by any Governmental Authority on or with respect to the Eligible Transactions. As used herein “taxes” means, but is not limited to, any or all ad valorem, property, occupation, severance, first use, conservation, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on net income or net worth. A tax is not a penalty or a fine.
Article IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1        Representations and Warranties Relating to the Eligible Transaction and Seller.
As of the Effective Date (other than with respect to the representations and warranties contained in Section 4.1(d) and Section 4.1(e), which are only made as of the Trigger Date and the Payment Date), and the Payment Date (unless expressly limited to any specified date), Seller hereby represents and warrants to Purchaser as follows:
(a)Seller is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of Purchaser in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions, and risks of this Agreement;
(b)Seller uses a calendar tax year for federal income tax purposes;
(c)None of the 2023 Tax Credits were transferred nor are they subject to any agreement that would impact the ability to transfer the 2023 Tax Credits, except by Seller under this Agreement pursuant to Section 6418 of the Code, and no election has been made by the Seller with respect to the 2023 Tax Credits pursuant to Section 6417 of the Code;
(d)Seller has undertaken sufficient Eligible Transactions to generate Tax Credits in calendar year 2023 in an amount not less than the sum of the 2023 Tax Credit Amount and the amount of the Fixed Transfer Credits, and once generated, the 2023 Tax Credits are owned solely by Seller;
(e)The amount of the 2023 Tax Credits was calculated based on the aggregate of the Credit Amounts for the applicable Eligible Transactions;
(f)The Eligible Transactions did not involve any property which is produced at a facility if the basis of any property which is part of such facility is taken into account for purposes of the credit allowed under Section 48C of the Code;

(g)None of the 2023 Tax Credits have been carried forward or backward from a tax year other than the tax year in which the 2023 Tax Credits were generated; and
(h)Seller is an Eligible Taxpayer in accordance with Section 6418(f)(2) of the Code and Prop. Reg. Section 1.6418-1(b).
4.2        Representations and Warranties of Purchaser.
As of the Effective Date and the Payment Date (unless expressly limited to any specified date), Purchaser hereby represents and warrants to Seller as follows:
(a)Purchaser is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of Seller in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions, and risks of this Agreement;
(b)Purchaser has the financial wherewithal to fund its obligations under this Agreement; and
(c)Purchaser uses a calendar tax year for federal income tax purposes.
4.3        Representations and Warranties of the Parties.
As of the Effective Date and the Payment Date (unless expressly limited to any specified date), each Party hereby severally represents and warrants as to itself and not jointly with any other Party, to the other Party as follows:
(a)Organization; Good Standing. Such Party is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to carry on its business as being presently conducted and consistent with this Agreement.
(b)Authority. Such Party has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Party have been duly taken. This Agreement has been duly executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes the valid and binding obligations of such Party, enforceable against it in accordance with its terms, subject to the effects of Bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity.
(c)No Conflicts, Governmental Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein to be performed by such Party does not and will not result in any breach or violation of, or default under, any organizational document of such Party or any material agreements by which it is a party or by which it is bound or to which any of its assets is subject, or a violation of any Applicable Law. Other than those already obtained, or those that cannot be until a later date, no approval of or filing with any Governmental Authority is required to be obtained or made by such Party for the execution, delivery and performance by such Party of this Agreement.
(d)Absence of Litigation. No litigation, action, investigation, event, or proceeding is pending or, to such Party’s knowledge, is threatened by any Person or Governmental Authority against such Party, that would reasonably be expected to result in a Material Adverse Effect.
(e)No Brokers. Except as set forth in the Fee Letter, in connection with the transactions contemplated hereby, (i) such Party has not retained or incurred any obligation to any broker for which any other Party would be responsible, and (ii) such Party will not have any right, interest or valid claim against any other Party or its Affiliates for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.
(f)Bankruptcy. No event of Bankruptcy has occurred with respect to such Party.
(g)Unrelated Person. Such Party is an Unrelated Person to the other Party.
(h)Legal Representation. Each Party (i) is represented by counsel in respect of this Agreement, and (ii) has sufficient knowledge and experience in financial and business matters to enable it to evaluate the Agreement, the 2023 Tax Credits (including the eligible amount thereof), and the Applicable Laws related thereto.
Article V
COVENANTS
5.1        Covenants of Seller.
Seller hereby covenants and agrees as follows:
(a)Seller shall not (i) claim the 2023 Tax Credits (or permit any other party to claim the 2023 Tax Credits) or take any position inconsistent with a sale of the 2023 Tax Credits to Purchaser or (ii) elect to claim or permit to be claimed direct payment under Section 6417 of the Code with respect to the 2023 Tax Credits.
(b)Seller shall file an election to transfer, under Section 6418 of the Code, the 2023 Tax Credits to Purchaser in the time and manner required by Section 6418(g)(1) of the Code, any regulations promulgated in relation thereto or any IRS guidance.
(c)Pursuant to Proposed Treasury Regulations § 1.6418-4(b), Seller shall register each Eligible Facility as a “facility” reasonably promptly after the IRS Portal is available.
(d)Seller shall notify Purchaser in writing of any updates it receives regarding registration status and shall provide Purchaser with the fully executed, completed Transfer

Election Statement for each Eligible Facility as described in Proposed Treasury Regulations § 1.6418-2(b)(5) with the assigned registration number promptly after the Eligible Facility is validly registered.
(e)Seller shall provide to Purchaser or the IRS any additional information or documents to the extent required by Section 6418(g)(1) of the Code or any regulations promulgated in relation thereto.
(f)Seller shall comply with any other reporting requirements required by the IRS including, but not limited to, providing any required information to Purchaser to comply with Prop. Reg. Section 1.6418-2(b)(5)(iv).
(g)Seller will use commercially reasonable efforts to cooperate with Purchaser with any request for additional information pursuant to Section 6418(g)(1) of the Code or as otherwise required pursuant to guidance issued under Section 6418(h) of the Code.
(h)Seller shall provide prompt (and in any event no later than five (5) days following such receipt) written notice of receipt of any IRS or Treasury proceeding regarding the 2023 Tax Credits.
(i)Seller shall notify Purchaser of the 2023 Tax Credit Amount on or prior to the Trigger Date.
5.2        Covenants of Purchaser.
Purchaser hereby covenants and agrees as follows:
(a)Purchaser shall not take any position for any purpose inconsistent with a sale or transfer of 2023 Tax Credits hereunder, unless otherwise required by Applicable Law. Purchaser will include the applicable 2023 Tax Credits in its tax return consistent with Section 6418(d) of the Code.
(b)Purchaser will not further transfer any applicable 2023 Tax Credits and will not make any election to further transfer such 2023 Tax Credits.
(c)Purchaser will use commercially reasonable efforts to cooperate with Seller with any request for additional information pursuant to Section 6418(g)(1) of the Code or as otherwise required pursuant to guidance issued under Section 6418(h) of the Code.
Article VI
BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.
6.1        Books and Records; Accounting Method.
Seller shall retain all relevant information and documentation related to the 2023 Tax Credits until the later of (i) the last day of the Compliance Period and (ii) the date of a Final Determination with respect to an Eligible Transaction.

6.2        Seller Tax Returns.
Seller shall prepare, or cause to be prepared, and timely file all federal, state and local tax returns required to be filed by Seller to the extent required to effect the transfer of the 2023 Tax Credits as well as the Transfer Election Statement for each Eligible Facility. Each Party shall prepare, or cause to be prepared, such Party’s federal and, if applicable, state income tax returns (each, a “Tax Return”) on a basis consistent with this Agreement. Seller shall provide Purchaser, (i) on or before April 15, 2024, evidence that Seller has elected to extend the time for filing Seller’s Tax Return as provided for under the Code, (ii) on or before May 17, 2024 (which is forty-five (45) days prior to Purchaser’s intended 2023 Tax Return filing date), relevant excerpts from a draft Tax Return of Seller related to the 2023 Tax Credits and a draft Transfer Election Statement for each Eligible Facility and any supporting documentation for Seller, (iii) subject to the proviso below, on or before June 16, 2024 (which is fifteen (15) days prior to Purchaser’s intended 2023 Tax Return filing date), relevant excerpts from a draft Tax Return of Seller related to the 2023 Tax Credits and the final Transfer Election Statement for each Eligible Facility and any supporting documentation required for the 2023 Tax Credits to be included in the filing of such Tax Return and Transfer Election Statement(s) for Seller; provided, that if Seller has not received the registration numbers for each Eligible Facility by June 16, 2024, then such date will be extended until the date that is five (5) days after the date on which such registration numbers are received by Seller, but in no event later than October 1, 2024, and (iv) on or before October 1, 2024 (which is fifteen (15) days prior to the extended filing deadline), relevant excerpts from the final Tax Return related to the 2023 Tax Credits and any supporting documentation to be included in the filing of such Tax Return and Transfer Election Statement(s) for Seller. Seller shall not file its 2023 Tax Return prior to the Payment Date.
6.3        Electronic Registration.
Subject to the proviso below, Seller shall deliver to Purchaser, within fifteen (15) days after the IRS website to complete the pre-filing registration has launched and is accepting registrations, evidence demonstrating, to the reasonable satisfaction of the Purchaser, that the pre-filing registration submission has been confirmed as successfully submitted by Seller; provided, that if the results of the pre-filing registration submission, including the registration number for each Eligible Facility, are not available within such fifteen (15) day period, then Seller shall deliver to Purchaser such evidence within five (5) Business Days of receipt.
6.4        Intent.
It is the intention of the Parties that the 2023 Tax Credits be absolutely and irrevocably transferred by Seller to Purchaser pursuant to this Agreement such that the 2023 Tax Credits would not be property of Seller’s estate in the event of the filing of a Bankruptcy petition by or against Seller under any Bankruptcy or similar law.

Article VII
INDEMNIFICATION
7.1        Indemnification.
(a)Indemnification of Purchaser. Subject to the terms and conditions of this Section 7.1, Seller hereby indemnifies, defends, reimburses and holds harmless Purchaser on an After-Tax Basis consistent with Section 7.1(e), from and against any and all Damages asserted against, resulting to, imposed upon or incurred by Purchaser, directly or indirectly, that arise by reason of, or in connection with, any of the following (“Purchaser Claims”):
(i)any breach by Seller of its representations and warranties or covenants contained in this Agreement (which, for the avoidance of doubt, includes any Exhibits and certificates attached hereto or delivered hereunder);
(ii)any Loss Event; and
(iii)any penalties or interest imposed by any Governmental Authority in connection with a Loss Event (including, for the avoidance of doubt, any amount determined under Section 6418(g)(2)(A)(ii) of the Code).
(b)Limitation on Liability. Seller’s indemnification obligations pursuant to this Section 7.1 shall be subject to the following limitations:
(i)The indemnification obligations of Seller pursuant to this Agreement shall not include special, incidental, consequential, indirect, punitive or exemplary Damages (including lost profits and damages for a lost opportunity); provided, that any Damages for which Purchaser has the right to be indemnified pursuant to this Section 7.1 and that were imposed on Purchaser by a Governmental Authority shall not be deemed incidental, consequential, indirect, punitive or exemplary Damages.
(ii)Purchaser may not receive compensation for Damages suffered by it to the extent that such Damages are attributable to (A) the gross negligence, willful misconduct, or fraud of Purchaser, (B) the inaccuracy, breach, or failure of any representation or warranty or covenant of Purchaser in this Agreement, (C) Purchaser claiming an amount of 2023 Tax Credits that is different than the amount reported to Purchaser by Seller as being transferred to Purchaser in the Transfer Election Statement, or (D) Purchaser filing its 2023 Tax Return (or related Tax Return resulting from Purchaser claiming the 2023 Tax Credits) prior to the date on which Seller files its 2023 Tax Return (for the avoidance of doubt, Damages would be attributable to (D) only to the extent the amount of such Damages exceeds the amount of Damages that would apply if Purchaser had filed the same 2023 Tax Return on the extended filing deadline). For the avoidance of doubt, the inability of Purchaser to fully utilize any 2023 Tax Credits due to Purchaser having an insufficient tax liability shall not be considered an event giving rise to Damages or otherwise be subject to indemnification or any other claim against Seller.
(iii)Except for (A) any excessive credit transfer amount under Section 6418(g)(2)(A) of the Code, (B) reasonable attorneys’ fees and all other reasonable and documented costs and expenses incurred by Purchaser in successfully enforcing its rights hereunder, (C) any amount necessary to cover any gross-up and payment of Damages on an After-Tax Basis consistent with Section 7.1(e) and (D) any penalties or interest imposed by a Governmental Authority, the aggregate liability of Seller hereunder shall not exceed the 2023 Tax Credit Amount; provided, that the foregoing limitation shall not apply in the event of gross negligence, willful misconduct, or fraud by Seller.
(iv)Any Seller indemnification obligation pursuant to this Section 7.1 shall not be paid until a Final Determination is made with respect to such Purchaser Claim; provided, that upon any Final Determination, such indemnification obligation shall be paid to Purchaser within three (3) Business Days.
(c)Tax Proceedings.
(i)Purchaser shall provide prompt (and in any event no later than five (5) days following such receipt) written notice of any pending or threatened tax audits, examinations, adjustments, deficiencies or assessments relating to the Eligible Transactions, the transfer of 2023 Tax Credits pursuant to this Agreement or the total amount of 2023 Tax Credits (“Tax Proceeding”). The Parties agree that (A) Seller shall have the right to control any Tax Proceeding at Seller’s own expense until a Final Determination, including but not limited to the selection of counsel, participation in any meetings with the IRS, the preparation and submission of any written materials to the IRS, and all other decisions regarding the direction of the defense (including forum and settlement decisions) with respect to the Tax Proceeding; provided, that Purchaser shall be entitled to participate in such Tax Proceeding with counsel of its own choosing (at Purchaser’s sole expense), (B) without Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed) Seller shall not settle such Tax Proceeding, and (C) for purposes of any such Tax Proceeding, Purchaser shall execute a Form 2848 or such other form, notice or authorization limited to the Tax Proceeding for Seller and its counsel. Notwithstanding the foregoing, Purchaser shall not settle any tax audit, examination, adjustment, deficiency or assessment that is not a Tax Proceeding without the Seller’s consent (such consent not to be unreasonably withheld, conditioned or delayed) if it is reasonably foreseeable that such settlement could trigger an indemnification obligation by the Seller to the Purchaser.
(ii)Purchaser, on one hand, and Seller, on the other, shall, to the extent reasonably requested by the other Party, reasonably cooperate with the other Party in connection with any Tax Proceeding. Such cooperation shall include providing any information reasonably requested and the retention and the provision of records and information that are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
(d)Purchaser Claims Period. Purchaser shall be entitled to make an indemnity claim pursuant this Section 7.1 at any time on or prior to the later of (i) the last day of the Compliance Period and (ii) the date of a Final Determination, in each case related to the underlying inaccuracy, breach or failure of the applicable representation, warranty or covenant made by Seller hereunder.

(e)Adjustment to Purchase Price. The Parties agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Purchase Price (but only to the extent thereof) for tax purposes, unless Purchaser delivers to Seller an opinion at a “more likely than not” level (or higher) from a “big four” public accounting firm that the indemnification payment is taxable under Applicable Law.
Article VIII
TERMINATION
8.1        Termination.
This Agreement may be terminated:
(a)by Seller, at any time on or prior to the Trigger Date, in its sole discretion;
(b)by the mutual written consent of Purchaser and Seller;
(c)by Purchaser, upon thirty (30) days’ prior written notice to Seller, if any representation or warranty made by Seller under this Agreement shall prove to have been untrue, incorrect, inaccurate or misleading as of the time made in any material respect; provided, that (i) if the fact, event or circumstance resulting in such untrue, incorrect, inaccurate or misleading representation or warranty is capable of being cured, corrected or otherwise remedied, and such fact, event or circumstance shall have been cured, corrected or otherwise remedied within thirty (30) days from the date on which Seller first obtains Knowledge thereof, then Purchaser may not terminate this Agreement pursuant to this clause (c), and (ii) if Purchaser is in breach in any material respect of any representation, warranty or covenant contained in this Agreement (or in breach of its payment obligations hereunder), it may not terminate this Agreement pursuant to this clause (c);
(d)by Purchaser, upon thirty (30) days’ prior written notice to Seller, if Seller defaults in the performance of any of its covenants and such failure shall continue uncured for thirty (30) or more days; provided, that, (i) if such default is not susceptible to cure within thirty (30) days and (ii) Seller commences efforts (and proceeds with diligence and in good faith) to cure such default within thirty (30) days and such default is capable of cure within a period not to exceed sixty (60) days in the aggregate, Seller may continue to effect such cure and such non-performance or non-observance will not be deemed to give Purchaser the ability to terminate this agreement pursuant to this clause (d) for an additional thirty (30) days (with the extended period, inclusive of the original thirty (30) day period, not exceeding sixty (60) days in the aggregate) so long as Seller is diligently pursuing such cure during such additional period, and (iii) if Purchaser is in breach in any material respect of any representation, warranty or covenant contained in this Agreement (or in breach of its payment obligations hereunder), it may not terminate this Agreement pursuant to this clause (d);
(e)by Seller, if Purchaser has defaulted on its payment obligations under Article III;

(f)by Purchaser in accordance with Section 8.3; or
(g)automatically, without any action required by either Party, on the date that is the latest of (i) the last day of the Compliance Period, (ii) the date of a Final Determination with respect to an Eligible Transaction, and (iii) the date on which any Seller indemnification obligation pursuant to Section 7.1 is paid in full.
8.2        Procedure and Effect of Termination.
(a)The Party desiring to terminate this Agreement shall give written notice of such termination to the other Party, specifying the provision hereof pursuant to which such termination is effected.
(b)If this Agreement is terminated pursuant to Section 8.1, then:
(i)the agreements contained in this Section 8.2 and Article IX, other than Section 9.10 shall survive the termination;
(ii)in the event of a termination by Purchaser pursuant to Section 8.1(c) or Section 8.1(d), Seller shall promptly, and in no event later than ten (10) Business Days following the effective date of such termination, return to Purchaser any payments made by Purchaser under this Agreement unless it is owed to Seller as a Non-Payment Amount under Section 3.2;
(iii)in the event of a termination by Purchaser pursuant to Section 8.3, Seller shall reimburse any amounts paid by Purchaser under this Agreement within thirty (30) days; and
(iv)no such termination shall relieve any Party of any liability for Damages resulting from any breach by that Party of this Agreement or affect the rights of the other Party to indemnification for such breach pursuant to Article VIII (which shall survive termination hereof in the case of any breach).
8.3        Change in Tax Law.
Upon any enactment or issuance (as applicable), after the Effective Date and prior to the filing of the Transfer Election Statement (or, in the case of clause (c) below, prior to July 1, 2024), of a statute, final or temporary regulation, published and binding Treasury or IRS guidance (including for this purpose any IRS notice, announcement, or other guidance published in the Internal Revenue Cumulative Bulletin or its successor that evidences an expressed legal position of Treasury or the IRS) or applicable federal court opinion that, in each case, would reasonably adversely affect (a) the availability of the 2023 Tax Credits, (b) Seller’s legal ability to transfer the 2023 Tax Credits to Purchaser pursuant to this Agreement or (c) Purchaser’s legal ability to claim or benefit from the 2023 Tax Credits, then, in each case, Purchaser shall have the right to terminate this Agreement, and no Party shall have any further obligations under this Agreement other than with respect to obligations in respect of the periods preceding such termination (e.g. any obligations with respect to 2023 Tax Credits transferred prior to such termination).

8.4        Treatment of Tax Credits Following Termination.
Upon the termination of this Agreement in accordance with this Article VIII, to the extent any 2023 Tax Credits have been deemed to be purchased by, or transferred to, Purchaser prior to the date of termination, if Seller is required to return any portion of the Purchase Price, then Purchaser shall be deemed to have returned the applicable 2023 Tax Credits, if any.
Article IX
GENERAL PROVISIONS
9.1        Burden and Benefit; No Assignment.
The covenants and agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective Parties hereto; provided, that neither Party may transfer or assign any of its rights or obligations hereunder without the prior written consent of the other Party.
9.2        Confidentiality.
Each Party shall treat confidentially this Agreement (including its existence and all terms hereof) and all information received from the other Party or its representatives in connection with this Agreement and the transactions contemplated hereby and only use such information for the purposes of the transactions set forth herein; provided, that no Party shall be prevented from disclosing this Agreement or any such information (i) with the prior written consent of the other Party, (ii) to such Party’s counsel, auditors, accountants, directors, officers and employees and directors, officers and employees of affiliated companies and representatives thereof or its advisors who need to know such information and agree to treat such information confidentially; or (iii) to the extent required or requested to be disclosed by Applicable Law or legal process, including, but not limited to, the IRS and other Governmental Authorities, including such Party’s obligations under U.S. securities laws; provided, that so long as this Agreement is in effect, neither Party shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement, the 2023 Tax Credits or the transactions contemplated hereby or thereby, without the prior written consent of the other Party, unless such disclosure is required by Applicable Law or by any listing agreement with, or the listing rules of, a national securities exchange or trading market, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide the other Party with a reasonable opportunity to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable comments suggested thereto.
The Parties are entitled to all remedies available at law or in equity, including specific performance, to enforce this Section 9.2. This provision will survive for a period of three (3) years following the termination or expiration of this Agreement.
9.3        Governing Law; Choice of Forum; Waiver of Jury Trial.
This Agreement shall be governed by the substantive laws of the State of New York. Each Party (a) agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof must be brought exclusively in the courts of the State of New York or of the United States of America located in New York, New York; (b) accepts for itself and in respect of its property, generally and unconditionally, with respect to this Agreement, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof; (c) irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum; and (d) TO THE EXTENT PERMITTED BY LAW, WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, WHICH WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
9.4        Counterparts.
Delivery of an executed counterpart of this Agreement may be made by telefacsimile, electronic mail (including portable document format (.pdf)), or other electronic signature pursuant to the Uniform Electronic Transactions Act, and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.
9.5        Separability of Provisions.
Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such provision shall be reformed as necessary to effect the intention of the Parties and make the provision legal, valid and enforceable.
9.6        Amendment.
This Agreement may not be amended or modified except by an instrument in writing signed by both Parties. Any failure of a Party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.
9.7        Entire Agreement.
This Agreement sets forth all (and is intended by all parties to be an integration of all) of the representations, promises, agreements and understandings among the Parties with respect to its subject matter, and there are no representations, promises, agreements or understandings, oral or written, express or implied, between the Parties other than as set forth herein.
9.8        Notices.

(a)Any notices, consents, demands, requests or other communications which may be or are required to be given under this Agreement shall be in writing and shall be deemed given when delivered personally, by email, or by a nationally recognized overnight courier or United States registered or certified mail, postage prepaid, to the recipient at its address set forth below or such other address as a Party may specify by notice to the other Parties. If notice is provided by email, it shall be deemed adequately given only if its subject line explicitly and identifies that it relates to this Agreement.
(b)Any Notice required by the provisions of this Agreement to be given to Seller shall be addressed as follows:
First Solar, Inc.
350 West Washington Street, Suite 600
Tempe, AZ 85288
Attention:    Alexander Bradley, Chief Financial Officer
Email:        [omitted]; [omitted]
With copies to (which shall not constitute notice):
Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue, NW
Washington, DC 20037
Attention:     Timothy Jacobs
Email:        [omitted]
(c)Any Notice required by the provisions of this Agreement to be given to Purchaser shall be addressed as follows:
Fiserv, Inc.
1Broadway
New York, NY, 10004
Attention:     Ryan Smith, SVP, Global Tax and Treasurer
Email:         [omitted]

and

Fiserv, Inc.
255 Fiserv Drive
Brookfield, WI 53045
Attention:     Eric C. Nelson, General Counsel
Email:         [omitted]

With copies to (which shall not constitute notice):

DLA Piper LLP (US),
4365 Executive Drive Suite 1100,
San Diego, CA 92121-2133,

Attention:     Raul A. Farias, Esq.
Email:        [omitted]
9.9        Costs and Expenses; Waiver.
(a)Without limiting any other arrangements that any Party may have with third parties in respect to expense reimbursement matters, each Party shall pay for its own transaction and other costs incurred by it in connection with the execution of this Agreement and the transactions contemplated hereby.
(b)Any waiver or consent, express, implied or deemed, to or of any breach or default by any Party in the performance by such Party of its obligations under this Agreement or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party with respect to this Agreement or any other such action. Failure on the part of any Party to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Party in default with respect to this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to the other Party or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing duly executed by all Parties affected by such waiver or consent and shall be delivered to the other Parties in the manner described in Section 9.8.
9.10        Rights and Remedies.
Unless otherwise specifically provided herein, the rights and remedies of the Parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Parties confirms that damages at law may be an inadequate remedy for breach or threat of breach of any provisions hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to limit or affect any rights at law or by statute or otherwise of any Party aggrieved as against the other Party for a breach or threat of breach of any provision hereof, it being the intention by this paragraph to make clear that under this Agreement the respective rights and obligations of the Parties shall be enforceable in equity as well as at law or otherwise.
9.11        Legal Representation.
The Parties agree that Purchaser has retained DLA Piper LLP (US) as counsel in connection with this Agreement and the consummation of the transactions contemplated hereby. Each Party acknowledges and agrees that (i) DLA Piper LLP (US) is not representing and will not represent Seller in connection with any of the transactions described in the preceding sentence or any dispute which may arise between Purchaser, on the one hand, and Seller on the other hand, and (ii) Seller has or will, if it wishes legal counsel in connection with any of the matters or disputes described in the preceding clause (i), retain its own independent legal counsel.
9.12        Further Assurances.

Each of the Parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other reasonable action, as may be reasonably requested by the other Parties to carry out the purposes of this Agreement.
9.13        Forward Contract.
Assuming that the 2023 Tax Credits constitute a “commodity” as defined in the Commodity Exchange Act, each of the Parties acknowledges and agrees that it intends that this Agreement shall be considered a “forward contract” within the meaning of the Bankruptcy Code and that each Party is a “forward contract merchant” within the meaning of the Bankruptcy Code.
[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties have set their signatures to this Agreement as of the Effective Date.
SELLER

FIRST SOLAR, INC.
a Delaware corporation

By: /s/ Richard Romero
Name: Richard Romero
Title: Vice President, Treasury and Project Finance

PURCHASER

FISERV, INC.
a Wisconsin Corporation

By: /s/ Robert W. Hau
Name: Robert W. Hau
Title: Chief Financial Officer

[Signature Page to Tax Credit Transfer Agreement]

EXHIBIT A

FORM OF PAYMENT DATE CERTIFICATE
April [15], 2024
This certificate is being executed and delivered pursuant to Section 3.3(d) of the Tax Credit Transfer Agreement (Variable) (the “Agreement”), dated as of December 22, 2023, by and between First Solar, Inc., a Delaware corporation (the “Seller”), and Fiserv, Inc., a Wisconsin corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement. The undersigned does hereby certify as of the date hereof, in such person’s capacity as an authorized representative of Seller, and not individually, as follows:
(a)the Purchase Price for the 2023 Tax Credits is $[●], which is the product of the 2023 Tax Credit Amount of $[●] multiplied by the Purchase Price per Tax Credit;
(b)each of the representations and warranties of Seller set forth in Article IV of the Agreement are true and correct in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which are true and correct in all respects), in each case except to the extent that any such representation or warranty was expressly made only as of an earlier date, in which case such representation and warranty were true and correct as of such earlier date in all material respects (except for such representations and warranties that are qualified by materiality, Material Adverse Effect or any similar qualification or exception, which were true and correct in all respects); and
(c)Seller has performed or complied in all material respects with the covenants that are required by the Agreement to be performed or complied with by Seller on or before the date hereof.
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.
FIRST SOLAR, INC.

By:
Name:
Title:

EXHIBIT B

RESERVED

EXHIBIT C

FORM OF EFFECTIVE DATE CERTIFICATE
(Seller)
December 22, 2023
This certificate is being executed and delivered pursuant to Section 3.4(a) of the Tax Credit Transfer Agreement (Variable) (the “Agreement”), dated as of the date hereof, by and between First Solar, Inc., a Delaware corporation (the “Seller”), and Fiserv, Inc., a Wisconsin corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement. The undersigned does hereby certify as of the date hereof, in such person’s capacity as an authorized representative of Seller, and not individually, as follows:
(a)Attached hereto as Exhibit A is a true and correct description of certain officers of Seller, each of whom is authorized to execute and deliver the Agreement on behalf of Seller and each such officer has been validly appointed or elected to, and is the incumbent of, the office set out opposite his or her name as of the date hereof, and the signature of each such officer opposite his or her name is his or her genuine signature;
(b)Attached hereto as Exhibit B is a true, correct and complete copy of the good standing certificate of Seller as issued by the Secretary of State of the State of Delaware as of a recent date;
(c)Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the board of directors, or other equivalent governing body of Seller, authorizing and approving the execution of the Agreement and the transactions contemplated thereunder, as in full force and effect on the date hereof; and
(d)Attached hereto as Exhibit D is a true, correct and complete copy of the Certificate of Incorporation and Bylaws of Seller, which are in full force and effect on the date hereof, and have not been modified, amended or revoked.
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.
FIRST SOLAR, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF EFFECTIVE DATE CERTIFICATE
(Purchaser)
December 22, 2023
This certificate is being executed and delivered pursuant to Section 3.4(b) of the Tax Credit Transfer Agreement (Variable) (the “Agreement”), dated as of the date hereof, by and between First Solar, Inc., a Delaware corporation (the “Seller”), and Fiserv, Inc., a Wisconsin corporation (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement. The undersigned does hereby certify as of the date hereof, in such person’s capacity as an authorized representative of Purchaser, and not individually, as follows:
(a)Attached hereto as Exhibit A is a true and correct description of certain officers of Purchaser, each of whom is authorized to execute and deliver the agreement on behalf of Purchaser and each such officer has been validly appointed or elected to, and is the incumbent of, the office set out opposite his or her name as of the date hereof;
(b)Attached hereto as Exhibit B is a true, correct and complete copy of the good standing certificate of Purchaser as issued by the Secretary of State of the State of Wisconsin as of a recent date;
(c)The Purchaser has the requisite corporate power and authority to enter into the Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other applicable Persons necessary for the due authorization, execution, delivery and performance of the Agreement by the Purchaser have been duly taken; and
(d)Attached hereto as Exhibit C is a true, correct and complete copy of the Certificate of Incorporation and Bylaws of Purchaser, which are in full force and effect on the date hereof, and have not been modified, amended or revoked.
IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.
FISERV, INC.

By:
Name:
Title:

EXHIBIT E
[FORM OF] TRANSFER ELECTION STATEMENT
FOR CALENDAR YEAR 2023
FACILITY REGISTRATION NUMBER __
This Transfer Election Statement is made pursuant to Sections 1.6418-2 and 1.6418-3 of the Proposed Treasury Regulations (the “Proposed Regulations”),1 in connection with the transfer of advanced manufacturing production tax credits (“Tax Credits”) determined under Section 45X of the Internal Revenue Code of 1986, as amended (the “Code”).
FACTUAL INFORMATION
1.Name, address, and EIN of the eligible taxpayer:
First Solar, Inc.
c/o [_________]
[__________]
[__________]
E.I.N.: [___]
2.Name, address, and EIN of the transferee taxpayer:
Fiserv, Inc
1 Broadway
New York, NY, 10004
E.I.N.: 39-1506125
3.The eligible credit is the advanced manufacturing production credit determined under Section 45X of the Code.
4.The eligible credit is attributable to the manufacturing of eligible components undertaken at the facility located at [____] identified by registration number [______] (within the meaning of Section 1.6418-4T(c)(1) of the Temporary Treasury Regulations) (the “Facility”), and the sale of such eligible components to unrelated persons during the 2023 calendar year (the “Eligible Transactions”).
5.The taxable year of the eligible taxpayer is the calendar year. The first taxable year of the transferee taxpayer in which the Transferred Credits will be taken into account by the transferee taxpayer is the calendar year 2023.

1 Note to Form: To be revised to be consistent with any updated/issued/final regulations.

6.The total amount of the eligible credit determined for the Eligible Transactions in the taxable year 2023 is $[●]2 (such transferred portion being the “Transferred Credits”).
7.The Eligible Transactions in the taxable year 2023 consist of the following products and eligible components produced at the Facility and sold by eligible taxpayer to unrelated persons.3
•[Name of Product 1 Sold to Third Party]
oDescription of product:
oUnits Produced and Sold in 2023: [Amount]
oTotal amount of eligible credits for [Product 1]: [$ ] (determined as the sum of the per unit amounts below multiplied by the number of units produced and sold by eligible taxpayer in the 2023 calendar year)
oPhotovoltaic Wafer
Square meters per unit (a):
Credit amount per square meter (b): $12
Credit amount per unit (a x b): [$ ]
oPhotovoltaic Cell
Capacity per cell (expressed on a per direct current watt basis) (a):
Number of cells per unit (b):
Credit amount per watt (c): $0.04
Credit amount per unit (a x b x c): [$ ]
oSolar Module
Capacity per module (expressed on a per direct current watt basis) (a):
Number of modules per unit (b):
Credit amount per watt (c): $0.07
Credit amount per unit (a x b x c): [$ ]

2 Note to Form: To be the amount of credits applicable for such Facility.
3 Note to Form: To be completed in order to comply with Prop. Reg. Section 1.6418-2(b)(5)(ii)(B) (i.e., “necessary information and amounts to allow the transferee taxpayer to take into account the specified credit portion”). Spreadsheet may be attached.

•[Name of Product 2 Sold to Third Party]
oDescription of product:
oUnits Produced and Sold in 2023: [Amount]
oTotal amount of eligible credits for [Product 2]: [$ ] (determined as the sum of the per unit amounts below multiplied by the number of units produced and sold by eligible taxpayer in the 2023 calendar year)
oPhotovoltaic Wafer
Square meters per unit (a):
Credit amount per square meter (b): $12
Credit amount per unit (a x b): [$ ]
oPhotovoltaic Cell
Capacity per cell (expressed on a per direct current watt basis) (a):
Number of cells per unit (b):
Credit amount per watt (c): $0.04
Credit amount per unit (a x b x c): [$ ]
oSolar Module
Capacity per module (expressed on a per direct current watt basis) (a):
Number of modules per unit (b):
Credit amount per watt (c): $0.07
Credit amount per unit (a x b x c): [$ ]
8.Cash consideration for the Transferred Credits in the aggregate amount of $[●] was paid by the transferee taxpayer to the eligible taxpayer on or about April 15, 2024.
STATEMENTS AND REPRESENTATIONS
9.The eligible taxpayer (or any member of its consolidated group) is not related to the transferee taxpayer (or any member of its consolidated group) within the meaning of Section 267(b) or Section 707(b)(1) of the Code.
10.The eligible taxpayer represents that it has or will comply with all requirements of Section 6418 of the Code, the applicable Proposed, Temporary or Final Treasury Regulations thereunder, and the provisions of the Code applicable to the Tax Credits, including, for example, any requirements relating to the bonus credit amount described in Section 1.6418-1(c)(3) of the Proposed Regulations (if applicable).
11.The eligible taxpayer represents that it has provided the transferee taxpayer with the required minimum documentation described in Section 1.6418-2(b)(5)(iv) of the Proposed Regulations.
12.The transferee taxpayer represents that it (i) was and is represented by counsel in respect of the transfer of the Tax Credits (ii) has sufficient knowledge and experience in financial and business matters to enable it to evaluate the transfer transaction and Tax Credits (including the eligible amount thereof), and the applicable laws related thereto and that the transferee has been afforded an opportunity to request and to review all information considered necessary by the transferee and its advisors; and (iii) has reviewed the eligible taxpayer’s records related to the foregoing including the appraisal and cost allocation for the Eligible Transaction.
13.The eligible taxpayer will include a properly completed Form 7207, Advanced Manufacturing Production Credit with its 2023 tax return, as required by Section 1.6418-2(b)(3)(ii) of the Proposed Regulations.
14.The eligible taxpayer will include a properly completed Form 3800 with its 2023 tax return, as required by 1.6418-2(b)(3)(ii) of the Proposed Regulations, including the registration number relating to the Facility, reductions as necessary due to the transfer of the Transferred Credits, and a schedule attached thereto showing the amount of Transferred Credits for the Eligible Transactions, except as otherwise provided in guidance relating to Section 6418 of the Code.
15.The transferee taxpayer will file a properly completed Form 3800 with its 2023 tax return, as required by 1.6418-2(f)(4)(i) of the Proposed Regulations, to take into account the Transferred Credits as a general business credit and including the registration number for the Facility related to the Transferred Credits.
Signature Page Follows

In compliance with Section 1.6418-2(b)(5)(i) of the Proposed Regulations, under penalties of perjury, the undersigned hereby declares that (i) they have the authority to legally bind the eligible taxpayer, and (ii) they have examined this Transfer Election Statement and, to the best of their knowledge and belief, the statements contained in Transfer Election Statement attachments are true and complete.
FIRST SOLAR, INC.

By:
Name:
Title:
Date:
In compliance with Section 1.6418-2(b)(5)(i) of the Proposed Regulations, the undersigned hereby declares that (i) they have the authority to legally bind the transferee taxpayer, (ii) they have examined this Transfer Election Statement and, to the best of their knowledge and belief, the statements contained in Transfer Election Statement are true and complete, and (iii) the transferee taxpayer hereby consents to the Transfer Election Statement.
FISERV, INC.

By:
Name:
Title:
Date: